Exhibit 99.1

 ATC Healthcare Announces Fiscal Year End 2003 Results Of Operations

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--May 29, 2003--ATC Healthcare, Inc. (AMEX:AHN), a national leader in medical staffing, today announced results for its fourth quarter and fiscal year end 2003, which ended February 28, 2003.
    Revenues for the fourth quarter ended February 28, 2002 were $33.8 million compared to $36.9 million for the quarter ended February 28, 2002. Loss from operations for the quarter ended February 28, 2003 was $(2.1) million versus income from operations of $1.2 million in the prior fiscal year. Net loss for the quarter ended February 28, 2003 was $(2.5) million or $(.10) per diluted share (EPS), versus net income of $2.3 million or $.09 per diluted share for the quarter ended February 28, 2002.
    Revenues for the year ended February 28, 2003, were $148.7 million compared to $149.4 million for the year ended February 28, 2002. Income from operations for the year ended February 28, 2003 was $1.5 million versus $3.6 million in the prior fiscal year. Net loss for the year ended February 28, 2003 was $(2.8) million or $(.12) per diluted share (EPS), versus net income of $3.6 million or $.14 per diluted share for the year ended February 28, 2002.
    Year end results were negatively impacted by the $2.3 million charge taken in the third quarter for obligations owed by Tender Loving Care Health Care Services, Inc. which is operating under Chapter 11 bankruptcy.
    Sales and margins have been under pressure as demand for temporary nurses is currently going through a period of contraction. Hospitals are experiencing flat to declining admission rates and are placing greater reliance on full-time staff overtime and increased nurse patient loads. Because of difficult economic times, nurses in many households are becoming the primary breadwinner, causing them to seek more traditional full time employment. The U.S. Department of Health and Human Services said in a July 2002 report that the national supply of full-time equivalent registered nurses was estimated at 1.89 million and demand was estimated at 2 million. The 6 percent gap between the supply of nurses and vacancies in 2000 is expected to grow to 12 percent by 2010 and then to 20 percent five years later. As the economy rebounds, the prospects for the medical staffing industry should improve as hospitals experience higher admission rates and increasing shortages of healthcare workers.
    In conjunction with this release, management will host a teleconference Friday, May 30th at 11 am Eastern Time. The dial in number is 800-946-0741. There will be a 48 hour replay. The replay number is 888-203-1112, code 469621.

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 67 locations in 26 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2002 as filed with the Securities and Exchange Commission on June 10, 2002 and Form 10-Q for the quarter ended November 30, 2002 filed with the Securities and Exchange Commission on January 21, 2003.

                 ATC HEALTHCARE, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                        For the Three Months        For the Year
                          Ended (unaudited)            Ended
                        February    February    February    February
                           28,         28,         28,         28,
                          2003        2002        2003        2002
                       ----------- ----------- ----------- -----------

REVENUES:
  Service revenues        $33,759     $36,862    $148,720    $149,414
----------------------------------------------------------------------

COSTS AND EXPENSES:
  Service costs            27,868      27,790     115,694     114,225
  General and
   administrative
   expenses                 7,423       7,359      29,458      29,879
  Depreciation and
   amortization               603         470       2,037       1,753
----------------------------------------------------------------------
   Total operating
    expenses               35,894      35,619     147,189     145,857
---------------------------------- ----------- ----------- -----------

(LOSS) INCOME FROM
 OPERATIONS                (2,135)      1,243       1,531       3,557
----------------------------------------------------------------------

INTEREST AND OTHER
 EXPENSES (INCOME):
  Interest expense, net     1,011         658       3,255       2,037
  Expense related to
   TLCS liability              --          --       2,293          --
  Loss on early
   extinguishment of
   debt                        --          --          --         854
  Other  expense
   (income), net              489        (174)        260        (748)
----------------------------------------------------------------------
   Total interest and
    other expenses          1,500         484       5,808       2,143
----------------------------------------------------------------------

(LOSS ) INCOME BEFORE
 INCOME TAXES              (3,635)        759      (4,277)      1,414

INCOME TAX (BENEFIT)       (1,181)     (1,573)     (1,444)     (2,179)
----------------------------------------------------------------------

NET (LOSS) INCOME         $(2,454)     $2,332     $(2,833)     $3,593
======================================================================

(LOSS) EARNINGS PER
 COMMON SHARE - BASIC:      $(.10)       $.10       $(.12)       $.15
======================================================================

(LOSS) EARNINGS PER
 COMMON SHARE -
 DILUTED:                   $(.10)       $.09       $(.12)       $.14
======================================================================

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
  Basic                    23,833      23,632      23,783      23,632
======================================================================
  Diluted                  25,298      27,250      26,708      25,695
======================================================================

    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516/750-1681
             dsavitsky@atchealthcare.com
              or
             Alan Levy, 516/750-1666
             alevy@atchealthcare.com